EXHIBIT 21.1


                      BEI TECHNOLOGIES, INC. AND SUBSIDIARIES

                            SUBSIDIARIES OF THE COMPANY

                               Jurisdiction                Doing Business As
Name of Subsidiary           of Incorporation                (If Different)

BEI Sensors & Systems              Delaware             BEI Sensors & Systems
Company, Inc.                                           Company, Inc.

BEI International, Inc.            Delaware

BEI Export Sales Company, Inc.     U.S. Virgin Islands

BEI Properties, Inc.               Arkansas

SiTek, Inc., a BEI Company         Delaware

Defense Systems Company, Inc.      Delaware             BEI Defense Systems
                                                        Company

BEI Sensors, S.A.S.                France

BEI Tactical Defense Systems, Inc. Delaware

Micro Polymer Systems, Inc.        Delaware

BEI Ideacod, S.A.S.                France
